Exhibit 99.1

HILTON GRAND VACATIONS INC.

EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose

The purpose of the Hilton Grand Vacations Inc. Employee Stock Purchase Plan, as it may be amended and/or restated (the “Plan”), is to give Eligible Employees of Hilton Grand Vacations Inc., a Delaware corporation (the “Company”), and its Designated Companies an opportunity to acquire shares of the common stock of the Company (the “Common Stock”) and to promote its best interests and enhance its long-term performance. This purpose will be carried through the granting of options to purchase shares of the Company’s Common Stock through voluntary Contributions made by Participants. The Company intends for Offerings under the Plan to qualify as an “employee stock purchase plan” under Code Section 423 (each, a “Section 423 Offering”) and the provisions of the Plan shall be construed so as to comply with the requirements of Code Section 423 with respect to Section 423 Offerings. Any provisions required to be included in the Plan under Code Section 423 are hereby included as fully as though set forth in the Plan. Notwithstanding the foregoing, the Committee may also authorize the grant of Options under the Plan under Offerings that are not intended to comply with the requirements of Code Section 423, which may, but are not required to, be made pursuant to any rules, procedures, or sub-plans (collectively, “Sub-Plans”) adopted by the Committee for such purpose (each, a “Non-Section 423 Offering”).

2.	Certain Definitions

In addition to terms defined elsewhere in the Plan, the following words and phrases shall have the meanings given below unless the Committee determines otherwise:

(a) “Affiliate” means any entity, other than a Subsidiary, that directly or through one or more intermediaries is controlled by, or is under common control with, the Company, as determined by the Committee.

(b) “Applicable Law” means any applicable laws, rules and regulations (or similar guidance), including but not limited to the General Corporation Law of the State of Delaware, the Securities Act, the Exchange Act, the Code and the listing or other rules of any applicable stock exchange, and the applicable laws of any foreign country or jurisdiction where Options are, or will be, granted under the Plan. References to any applicable laws, rules and regulations, including references to any sections or other provisions of applicable laws, rules and regulations, shall also refer to any successor or amended provisions thereto unless the Committee determines otherwise. Further, references to any section of a law shall be deemed to include any regulations or other interpretive guidance under such section, unless the Committee determines otherwise.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” shall have the meaning given such term in the Hilton Grand Vacations Inc. 2017 Omnibus Incentive Plan or any successor plan thereto, in each case as amended and/or restated.

(e) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Compensation Committee of the Board, which has authority to administer the Plan pursuant to Section 4 herein.

(g) “Common Stock” means shares of the common stock of the Company, par value $0.01 per share, and any successor securities thereto.

(h) “Company” means Hilton Grand Vacations Inc., a Delaware corporation, and any successor thereto.

(i) “Compensation” has the meaning given to such term in Section 6(e).

(j) “Contributions” means the amount of Compensation contributed by a Participant through payroll deductions; provided, however, that “Contributions” may also include other payments that the Committee may permit a Participant to make to fund the exercise of Options to purchase shares of Common Stock under the Plan to the extent payroll deductions are not permitted by Applicable Law, as determined by the Company in its sole discretion.

(k) “Designated Company” means any Subsidiary or Affiliate, whether now existing or existing in the future, that has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan. The Committee may designate Subsidiaries or Affiliates as Designated Companies in a Non-Section 423 Offering. For purposes of a Section 423 Offering, only the Company and its Subsidiaries may be Designated Companies; provided, however, that at any given time, a Subsidiary that is a Designated Company under a Section 423 Offering will not be a Designated Company under a Non-Section 423 Offering.

(l) “Effective Date” means the effective date of the Plan as provided in Section 3 herein.

(m) Eligible Employee” means any Employee of the Company or a Designated Company other than (i) any Employee who has been employed for less than 90 days, (ii) any Employee whose customary employment is for 20 hours or less per week or (iii) any Employee whose customary employment is for not more than five months in any calendar year; provided, however, that the Committee may determine prior to any Purchase Period Commencement Date that Employees outside the United States who are participating in a separate Offering or in separate Offerings shall be “Eligible Employees” even if they do not meet the requirements of (ii) and (iii) above if and to the extent required by Applicable Law.

(n) “Employee” means an employee of the Company or a Subsidiary or Affiliate. For the purposes herein, the existence of an employment relationship will be determined in accordance with Regulation Section 1.421-1(h).

(o) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(p) “Exercise Date” means the date of exercise of an Option granted under the Plan. The Exercise Date shall be the Purchase Period Termination Date with respect to each Purchase Period.

(q) “Fair Market Value” means, unless the Committee determines otherwise, on a given date (the “valuation date”) (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, then Fair Market Value shall be determined by the Committee in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations, or in any other manner consistent with the Code. Notwithstanding any provision of the Plan to the contrary, no determination made with respect to the Fair Market Value of the Common Stock subject to an Option shall be inconsistent with Code Section 423.

(r) “Grant Date” means the date of grant of an Option pursuant to the Plan. The Grant Date generally shall be the Purchase Period Commencement Date with respect to each Purchase Period.

(s) “Offering” means a Section 423 Offering or a Non-Section 423 Offering of an Option to purchase shares of Common Stock under the Plan during a Purchase Period. Unless otherwise specified by the Committee, each Offering to the Eligible Employees of the Company or a Designated Company shall be deemed a separate Offering, even if the dates and other terms of the applicable Purchase Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each such Offering. With respect to Section 423 Offerings, the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy Code Section 423 of the Code and the United States Treasury Regulations thereunder; a Non-Section 423 Offering need not satisfy such regulations.

(t) “Option” means an option granted hereunder which entitles a Participant to purchase shares of Common Stock in accordance with the terms of the Plan.

(u) “Option Price” means the price per share of Common Stock subject to an Option, as determined in accordance with Section 7(b).

(v) “Parent” means any present or future corporation which would be a parent corporation as that term is defined in Code Section 424.

(w) “Participant” means an Eligible Employee who is a participant in the Plan.

(x) “Plan” means the Hilton Grand Vacations Inc. Employee Stock Purchase Plan, as it may be amended and/or restated.

(y) “Purchase Period” means each six-month period during which an offering to purchase Common Stock is made to Eligible Employees pursuant to the Plan. There shall be two Purchase Periods in each calendar year, with the first Purchase Period in a year generally commencing on January 1 and ending on June 30, and the second Purchase Period in a calendar year generally commencing on July 1 and ending on December 31 of that year. Notwithstanding the foregoing (i) the first Purchase Period after the Effective Date of the Plan shall begin on or as close in time as practicable following July 1, 2017 as determined by the Committee or its designees in its or their discretion. Further, the Committee shall have the power to change the duration of Purchase Periods (including the Purchase Period Commencement Date and the Purchase Period Termination Date for any Purchase Period) with respect to any offering, provided such change is announced a reasonable period of time prior to the effective date of such change, and, provided further, that in no event shall a Purchase Period be greater than 27 months.

(z) “Purchase Period Commencement Date” means the first day of each Purchase Period. There shall be two Purchase Period Commencement Dates in each calendar year, which generally shall be (i) January 1 of each calendar year and (ii) July 1 of each calendar year.

(aa) “Purchase Period Termination Date” means the last day of each Purchase Period. There shall be two Purchase Period Termination Dates in each calendar year, which generally shall be (i) June 30 of each year and (ii) December 31 of each year.

(bb) “Related Corporation” means a Parent or Subsidiary as defined under Code Section 424.

(cc) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(dd) “Subsidiary” means any present or future corporation which is or would be a “subsidiary corporation” of the Company as that term is defined in Code Section 424.

(ee) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising in relation to a Participant’s participation in the Plan.

3.	Effective Date; Term

The Effective Date of the Plan shall be May 10, 2017. The term of the Plan shall continue until terminated by the Board pursuant to Section 14 herein.

4.	Administration

(a) The Plan shall be administered by the Committee, unless the Board elects to assume administration of the Plan in whole or in part. References to the “Committee” include the Board if it is acting in an administrative capacity with respect to the Plan. Committee members shall be intended to qualify as “independent directors” (or terms of similar meaning) if and to the extent required under Applicable Law. However, the fact that a Committee member shall fail to qualify as an independent director shall not invalidate any Option or other action taken by the Committee under the Plan.

(b) In addition to action by meeting in accordance with Applicable Law, any action of the Committee may be taken by a written instrument signed by all of the members of the Committee and any action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. Subject to the provisions of the Plan and Applicable Law, the Committee shall have full and final authority, in its discretion, to take any action with respect to the Plan, including, without limitation, the following: (i) to establish, amend and rescind rules and regulations for the administration of the Plan; (ii) to prescribe the form(s) of any agreements or other instruments used in connection with the Plan; (iii) to determine the terms and provisions of the Options granted hereunder; (iv) determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees shall participate in a Section 423 Offering or a Non-Section 423 Offering and which Subsidiaries and Affiliates shall be Designated Companies participating in either a Section 423

Offering or a Non-Section 423 Offering; and (v) to construe and interpret the Plan, the Options, the rules and regulations, and the agreements or other written instruments, and to make all other determinations necessary or advisable for the administration of the Plan, including, without limitation, the adoption of such Sub-Plans as are necessary or appropriate to permit the participation in the Plan by Eligible Employees who are foreign nationals or employed outside the United States, as further set forth in Section 4(c) below. The determinations of the Committee on all matters regarding the Plan shall be conclusive. Except to the extent prohibited by the Plan or Applicable Law, and subject to such terms and conditions as may be established by the Committee, the Committee may appoint one or more agents to assist in the administration of the Plan and may delegate any part of its responsibilities and powers to any such person or persons appointed by it. No member of the Board or Committee, as applicable, shall be liable while acting as administrator for any action or determination made in good faith with respect to the Plan or any Option granted thereunder.

(c) Notwithstanding any provision to the contrary in this Plan, the Committee may adopt such Sub-Plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States, the terms of which Sub-Plans may take precedence over other provisions of this Plan, with the exception of Section 5 hereof, but unless otherwise superseded by the terms of such Sub-Plan, the provisions of this Plan shall govern the operation of such Sub-Plan. To the extent inconsistent with the requirements of Code Section 423, any such Sub-Plan shall be considered part of a Non-Section 423 Offering, and Options granted thereunder shall not be required by the terms of the Plan to comply with Code Section 423. Without limiting the generality of the foregoing, the Committee is authorized to adopt Sub-Plans for particular non-U.S. jurisdictions that modify the terms of the Plan to meet applicable local requirements regarding, without limitation, (i) eligibility to participate, (ii) the definition of Compensation, (iii) the dates and duration of Purchase Periods or other periods during which Participants may make Contributions towards the purchase of shares of Common Stock, (iv) the method of determining the Option Price and the discount from Fair Market Value at which shares of Common Stock may be purchased, (v) any minimum or maximum amount of Contributions a Participant may make during a Purchase Period or other specified period under the applicable Sub-Plan, (vi) the treatment of Options upon a Change in Control or a change in capitalization of the Company, (vii) the handling of payroll deductions, (viii) establishment of bank, building society or trust accounts to hold Contributions, (ix) payment of interest, (x) conversion of local currency, (xi) obligations to pay payroll tax, (xii) determination of beneficiary designation requirements, (xiii) withholding procedures and (xiv) handling of share issuances.

5.	Shares Subject to Plan; Limitations on Purchases and Options

(a) Shares Subject to Plan. The aggregate number of shares of Common Stock available for the issuance of shares pursuant to the Plan is 2,500,000 shares, subject to adjustment pursuant to Section 11 herein. Shares of Common Stock distributed pursuant to the Plan shall be authorized but unissued shares, treasury shares or shares purchased on the open market or by private purchase. The Company hereby reserves sufficient authorized shares of Common Stock to provide for the exercise of Options granted hereunder. In the event that any Option granted under the Plan expires unexercised or is terminated, surrendered or canceled without being exercised, in whole or in part, for any reason, the number of shares of Common Stock subject to such Option shall again be available for issuance under the Plan and shall not reduce the aggregate number of shares of Common Stock available for the grant of Options or issuance under the Plan as set forth herein.

(b) Limitations on Purchases and Options. If, on a given Purchase Period Termination Date, the number of shares of Common Stock with respect to which Options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable, and in no event shall the number of shares offered for purchase during any Purchase Period exceed the number of shares then available under the Plan. In addition, the maximum number of shares that may be purchased during any single Purchase Period shall not exceed 500,000 shares (subject to adjustment as provided in Section 11 herein), and, if the number of shares subject to Options that would otherwise be granted during a Purchase Period based on accumulated Contributions under Section 7(a) exceeds 500,000 shares, then the Company shall make a pro rata allocation of the number of shares subject to each Participant’s Option for that Purchase Period in as uniform a manner as practicable and as the Company shall determine to be equitable, so as not to exceed the 500,000 share limitation for any Purchase Period. In the event that any pro rata allocation is made pursuant to this Section 5(b), any Contributions of a Participant not applied to the purchase of shares during such Purchase Period shall be returned to such Participant (without interest, unless otherwise required by Applicable Law). In addition, the maximum number of shares of Common Stock that may be purchased by any Participant during any Purchase Period shall equal $12,500 divided by the Fair Market Value per share of the Common Stock on the Purchase Period Commencement Date (subject to adjustment as provided in Section 11 herein). Notwithstanding the foregoing, the Committee has authority, by resolution or otherwise, to modify the foregoing limitation on the number of shares of Common Stock that may be purchased by a Participant in any particular Purchase Period.

6.	Eligibility and Participation; Payroll Deductions

(a) General. Options may only be granted to Eligible Employees of the Company or a Designated Company.

(b) Initial Eligibility. Any Eligible Employee who shall have completed 90 days’ employment and shall be employed by the Company or a Designated Company on the date his participation in the Plan is to become effective shall be eligible to be a Participant during any Purchase Periods which commence on or after such 90-day period has concluded.

(c) Leave of Absence. For purposes of participation in the Plan, a person on leave of absence shall be deemed to be an Employee for the first 90 days of such leave of absence and such Employee’s employment shall be deemed to have terminated at the close of business on the 90th day of such leave of absence unless such Employee shall have returned to regular full-time or part-time employment (as the case may be) prior to the close of business on such 90th day or unless such Employee has a right to reemployment that is guaranteed either by statute or contract. Termination by the Company of any Employee’s leave of absence, other than termination of such leave of absence on return to full-time or part-time employment, shall terminate an Employee’s employment for all purposes of the Plan and shall terminate such Employee’s participation in the Plan and right to exercise any Option, unless such Employee has a right to reemployment that is guaranteed either by statute or contract.

(d) Commencement of Participation. An Eligible Employee shall become a Participant by completing an authorization for Contributions on the form provided by the Company (and such other documents as may be required by the Committee) and delivering such forms and documents to the Company or an agent designated by the Company on or before the date set therefor by the Committee, which date shall be prior to the Purchase Period

Commencement Date for the applicable Purchase Period. Contributions for a Participant during a Purchase Period shall commence on the applicable Purchase Period Commencement Date when his authorization for a Contribution becomes effective and shall continue for successive Purchase Periods during which the Participant is eligible to participate in the Plan, unless authorizations are withdrawn or participation is terminated, as provided in Section 9.

(e) Amount of Contributions; Determination of Compensation. At the time a Participant files his authorization for Contributions, he shall elect to have deductions or other Contributions made from his pay on each payday that he is a Participant during a Purchase Period at a rate of not less than 1% nor more than 15% (in whole percentages only) of his Compensation. A Participant’s Compensation during any Purchase Period means his cash earnings, including base salary, wages, bonuses, commissions and other forms of incentive compensation (but excluding gifts, prizes, awards, relocation payments or similar elements of compensation), determined as of the date of the Contribution or such other date or dates as may be determined by the Committee. Such Compensation rates shall be determined by the Committee in a nondiscriminatory manner consistent with the provision of Code Section 423.

(f) Participant’s Account; No Interest. All Contributions made by a Participant shall be credited to his account under the Plan. A Participant may not make any separate cash payment into such account except when on leave of absence and then only as provided in Section 6(h) herein or unless otherwise required by Applicable Law. In no event shall interest accrue on any Contributions made by a Participant, unless otherwise required by Applicable Law.

(g) Changes in Payroll Deductions. A Participant may withdraw, terminate or discontinue his participation in the Plan as provided in Section 9, but no other change can be made during a Purchase Period and, specifically, a Participant may not alter the amount of his Contributions for that Purchase Period. Notwithstanding the foregoing, to the extent necessary to comply with the limitation of Code Section 423(b)(8), or Section 5, Section 13(a) and/or Section 13(b) of the Plan, a Participant’s Contribution election may be decreased to 0% at any time during a Purchase Period. In such event, Contributions shall resume at the rate previously elected by the Participant beginning as of the next Purchase Period, unless otherwise provided under the terms of the Plan.

(h) Participation During Leave of Absence. If a Participant goes on a leave of absence, such Participant shall have the right to elect to: (i) withdraw the balance in his account pursuant to Section 9; (ii) discontinue Contributions to the Plan but remain a Participant in the Plan; or (iii) remain a Participant in the Plan during such leave of absence, authorizing Contributions to be made from payments by the Company or a Subsidiary or Affiliate to the Participant during such leave of absence and undertaking to make cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Company or any Subsidiary or Affiliate to such Participant are insufficient to meet such Participant’s authorized Contributions.

(i) Special Eligibility Rules for Foreign Participants. Notwithstanding the provisions of Section 2(m) herein, Eligible Employees who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) may be excluded from the Plan or an Offering if (i) the grant of an Option under the Plan or Offering to a citizen or resident of the foreign jurisdiction is prohibited under Applicable Law; or (ii) compliance with the Applicable Law would cause the Plan or Offering to violate the requirements of Code Section 423. In the case of a Non-Section 423 Offering, an Eligible

Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Committee has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practicable for any reason. Further, notwithstanding the provisions of Section 2(m), an Employee who does not otherwise qualify as an Eligible Employee may, in the Committee’s discretion, participate in a Non-Section 423 Offering if and to the extent required by Applicable Law.

7.	Grant of Options

(a) Number of Shares Subject to Option. On the Purchase Period Commencement Date of each Purchase Period, a Participant shall be granted an Option to purchase on the Purchase Period Termination Date of such Purchase Period, at the applicable Option Price, such number of shares of Common Stock as is determined by dividing the amount of the Participant’s Contributions accumulated as of the Purchase Period Termination Date and retained in the Participant’s account as of the Purchase Period Termination Date by the applicable Option Price (as determined in accordance with Section 7(b) herein); provided, however, that (i) no Participant may purchase shares of Common Stock in excess of the limitations set forth in Section 5(b) or Section 13(b) herein, and the number of shares subject to an Option shall be adjusted as necessary to conform to such limitations; and (ii) in no event shall the aggregate number of shares deemed to be subject to Options during a Purchase Period exceed the number of shares then available under the Plan or the number of shares available for any single Purchase Period (as provided in Section 5 herein), and the number of shares deemed to be subject to Options shall be adjusted as necessary to conform to these limitations. The Fair Market Value of the Common Stock shall be determined as provided in Section 2(q) and 7(b) herein, and a Participant’s Compensation shall be determined according to Section 6(e) herein.

(b) Option Price. The Option Price per share of Common Stock purchased with Contributions made during such a Purchase Period for a Participant shall be equal to 95% of the Fair Market Value per share of the Common Stock on the Purchase Period Termination Date (the applicable Exercise Date) (provided that, in no event shall the Option Price per share be less than the par value per share of the Common Stock).

8.	Exercise of Options

(a) Automatic Exercise. Unless a Participant gives written notice to the Company or an agent designated by the Company of withdrawal or terminates employment as hereinafter provided, his Option for the purchase of Common Stock with Contributions made during any Purchase Period will be deemed to have been exercised automatically on the Purchase Period Termination Date applicable to such Purchase Period, for the purchase of the number of full shares of Common Stock which the accumulated Contributions in his account at that time will purchase at the applicable Option Price (but not in excess of the number of shares for which Options have been granted to the Participant pursuant to Section 5 and Section 7(a)).

(b) Termination of Option. An Option granted during any Purchase Period shall expire on the earlier of (i) the date of termination of the Participant’s employment, except as otherwise provided in Section 6(h) (regarding leaves of absence), or as otherwise required by Applicable Law, or (ii) the end of the last day of the applicable Purchase Period.

(c) Fractional Shares; Excess Amounts. Fractional shares will not be issued under the Plan. Any excess Contributions in a Participant’s account which would have been used to purchase fractional shares will be automatically re-invested in a subsequent Purchase Period unless the Participant timely revokes his authorization to re-invest such excess amounts or the Company elects to return such Contributions to the Participant. Except as permitted by the foregoing, any amounts that were contributed but not applied toward the purchase of shares of Common Stock shall not be carried forward to future Purchase Periods and shall be returned to Participants.

(d) Share Certificates; Credit to Participant Accounts. As promptly as practicable after the Purchase Period Termination Date of each Purchase Period, the shares of Common Stock purchased by a Participant for the Purchase Period shall be credited to such Participant’s account maintained by the Company, a stock brokerage or other financial services firm designated by the Company or the Participant or other similar entity, unless the Participant elects to have the Company deliver to the Participant certificates for the shares of Common Stock purchased upon exercise of his Option. If a Participant elects to have shares credited to his account (rather than certificates issued), a report will be made available to such Participant after the close of each Purchase Period stating the entries made to such Participant’s account, the number of shares of Common Stock purchased and the applicable Option Price.

9.	Withdrawal; Termination of Employment

(a) Withdrawal. A Participant may withdraw Contributions credited to his account during a Purchase Period at any time prior to the applicable Purchase Period Termination Date by giving sufficient prior written notice to the Company or an agent designated by the Company. All of the Participant’s Contributions credited to his account will be paid to him promptly (without interest, unless otherwise required by Applicable Law) after receipt of his notice of withdrawal, and no further Contributions will be made from his Compensation during such Purchase Period. The Company may, at its option, treat any attempt to borrow by an Employee on the security of his accumulated Contributions as an election to withdraw such Contributions. A Participant’s withdrawal from any Purchase Period will not have any effect upon his eligibility to participate in any succeeding Purchase Period or in any similar plan which may hereafter be adopted by the Company. Notwithstanding the foregoing, however, if a Participant withdraws during a Purchase Period, Contributions shall not resume at the beginning of a succeeding Purchase Period unless the Participant is eligible to participate and the Participant delivers to the Company or an agent designated by the Company a new authorization form (and such other documents as may be required by the Committee) and otherwise complies with the terms of the Plan.

(b) Termination of Employment; Participant Ineligibility. Upon termination of a Participant’s employment for any reason (including but not limited to termination due to death but excluding a leave of absence for a period of less than 90 days or a leave of absence of any duration where reemployment is guaranteed by either statute or contract), or in the event that a Participant otherwise ceases to be an Eligible Employee, the Participant’s participation in the Plan shall be terminated, unless otherwise required by Applicable Law. In the event of a Participant’s termination of employment or in the event that a Participant otherwise ceases to be an Eligible Employee, the Contributions credited to his account will be returned (without interest, unless otherwise required by Applicable Law) to him, or, in the case of death, to a beneficiary duly designated on a form acceptable to the Committee. Any unexercised Options granted to a Participant during such Purchase Period shall be deemed to have expired on the date of the Participant’s termination of employment or the date the Participant otherwise ceases to be an Eligible Employee (unless terminated earlier pursuant to Section 8(b) herein), and no further Contributions will be made for the Participant’s account.

10.	Transferability

No Option (or rights attendant to an Option) may be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except as provided by will or the laws of descent and distribution, and no Option shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option, or levy of attachment or similar process upon the Option not specifically permitted herein, shall be null and void and without effect. An Option may be exercised during a Participant’s lifetime only by the Participant.

11.	Dilution and Other Adjustments; Change in Control

(a) Adjustments; Right to Issue Additional Securities. If there is any change in the outstanding shares of Common Stock because of a merger, Change in Control, consolidation, recapitalization or reorganization involving the Company, or if the Board declares a stock dividend, stock split distributable in shares of Common Stock or reverse stock split, other distribution (other than ordinary or regular cash dividends) or combination or reclassification of the Common Stock, or if there is a similar change in the capital stock structure of the Company affecting the Common Stock (excluding conversion of convertible securities by the Company and/or the exercise of warrants by their holders), then the number and type of shares of Common Stock reserved for issuance under the Plan shall be correspondingly adjusted, and the Committee shall, subject to Applicable Law, make such adjustments to Options (such as the number and type of shares subject to an Option and the Option Price of an Option) or to any provisions of this Plan as the Committee deems equitable to prevent dilution or enlargement of Options or as may otherwise be advisable. Nothing in the Plan, an Option or any related instrument shall limit the ability of the Company to issue additional securities of any type or class.

(b) Change in Control. In addition, without limiting the effect of Section 11(a) herein, in the event of a Change in Control, the Committee’s discretion shall include but shall not be limited to the authority to provide for any of, or a combination of any of, the following: (a) each Option shall be assumed or an equivalent option shall be substituted by the successor entity or parent or subsidiary of such successor entity; (b) a date selected by the Committee on or before the date of consummation of such Change in Control shall be treated as an Exercise Date and all outstanding Options shall be exercised on such date, (c) all outstanding Options shall terminate and the accumulated Contributions will be refunded to each Participant upon or prior to the Change in Control, or (d) outstanding Options shall continue unchanged.

12.	Stockholder Approval of Plan

The Plan is subject to the approval by the stockholders of the Company, which approval shall be obtained within 12 months before or after the date of adoption of the Plan by the Board. Amendments to the Plan shall be subject to stockholder approval to the extent, if any, as may be required by Code Section 423 or other Applicable Law.

13.	Limitations on Options

Notwithstanding any other provisions of the Plan:

(a) No Employee shall be granted an Option under the Plan if, immediately after the Option was granted, the Employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 13(a), stock ownership of an individual shall be determined under the rules of Code Section 424(d), and stock which the Employee may purchase under outstanding options (whether or not the options qualify for the special tax treatment afforded by Code Section 421(a)) shall be treated as stock owned by the Employee.

(b) No Employee shall be granted an Option under the Plan which permits his rights to purchase stock under all employee stock purchase plans (as defined in Code Section 423) of the Company and any Related Corporation to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time of the grant of such Option) for each calendar year in which such Option is outstanding at any time. Any Option granted under the Plan shall be deemed to be modified to the extent necessary to satisfy this Section 13(b).

(c) In accordance with Code Section 423, all Employees granted Options under the Plan who are participating in a Section 423 Offering shall have the same rights and privileges under the Plan, except that the amount of Common Stock which may be purchased by any Employee under Options granted pursuant to the Plan shall bear a uniform relationship to the total compensation (or the basic or regular rate of compensation) of all Employees. All rules and determinations of the Committee in the administration of the Plan shall be uniformly and consistently applied to all persons in similar circumstances.

14.	Amendment and Termination of the Plan and Options

(a) Amendment and Termination of Plan. The Plan may be amended, altered, suspended and/or terminated at any time by the Board; provided, that approval of an amendment to the Plan by the stockholders of the Company shall be required to the extent, if any, that stockholder approval of such amendment is required by Applicable Law.

(b) Amendment and Termination of Options. The Committee may (subject to the provisions of Code Section 423 and Section 14(a) herein) amend, alter, suspend and/or terminate any Option granted under the Plan, prospectively or retroactively, but (except as otherwise provided in Section 14(c)) such amendment, alteration, suspension or termination of an Option shall not, without the written consent of a Participant with respect to an outstanding Option, materially adversely affect the rights of the Participant with respect to the Option.

(c) Amendments to Comply with Applicable Law. Notwithstanding Section 14(a) and Section 14(b) herein, the following provisions shall apply:

(i) The Committee shall have unilateral authority, subject to the provisions of Code Section 423, to amend the Plan and any Option (without Participant consent) to the extent necessary to comply with Applicable Law or changes to Applicable Law.

(ii) The Committee shall have unilateral authority to make adjustments to the terms and conditions of Options in recognition of unusual or nonrecurring events affecting the Company or any Related Corporation, or the financial statements of the Company or any Related Corporation, or of changes in Applicable Law, or accounting principles, if the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable accounting principles or Applicable Law.

15.	Designation of Beneficiary

The Committee, in its discretion, may authorize a Participant to designate in writing a person or persons as each such Participant’s beneficiary, which beneficiary shall be entitled to the rights, if any, of the Participant in the event of the Participant’s death to which the Participant would otherwise be entitled. The Committee shall have discretion to approve the form or forms of such beneficiary designations, to determine whether such beneficiary designations will be accepted, and to interpret such beneficiary designations. If a deceased Participant fails to designate a beneficiary, or if the designated beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant, unless otherwise determined by the Committee.

16.	Miscellaneous

(a) Compliance with Applicable Law. The Company may impose such restrictions on Options, shares of Common Stock and any other benefits underlying Options hereunder as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities or other Applicable Law. Notwithstanding any other Plan provision to the contrary, the Company shall not be obligated to issue, deliver or transfer shares of Common Stock under the Plan or take any other action, unless such delivery or action is in compliance with Applicable Law (including but not limited to the requirements of the Securities Act). The Company will be under no obligation to register shares of Common Stock or other securities with the Securities and Exchange Commission or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or similar organization, and the Company will have no liability for any inability or failure to do so. The Company may cause a restrictive legend or legends to be placed on any certificate issued pursuant to an Option hereunder in such form as may be prescribed from time to time by Applicable Law or as may be advised by legal counsel.

(b) No Obligation To Exercise Options. The grant of an Option shall impose no obligation upon a Participant to exercise such Option.

(c) Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

(d) Taxes. At any time a Participant incurs a taxable event as a result of his participation in the Plan, a Participant must make adequate provision for any Tax-Related Items. Participants are solely responsible and liable for the satisfaction of all Tax-Related Items, and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such Tax-Related Items. The Company shall have no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for a Participant or any other person.

In their sole discretion, the Company or, as applicable, the Designated Company that employs the Participant, may, unless the Committee determines otherwise, satisfy their obligations to withhold Tax-Related Items by (i) withholding from the Participant’s compensation, (ii) repurchasing a sufficient whole number of shares of Common Stock issued following exercise having an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the shares of Common Stock, (iii) withholding from proceeds from the sale of shares of Common Stock issued upon exercise, either through a voluntary sale or a mandatory sale arranged by the Company, or (iv) any other method deemed acceptable by the Committee.

(e) Right to Terminate Employment. Nothing in the Plan, an Option or any agreement or instrument related to the Plan shall confer upon an Employee the right to continue in the employment of the Company, any Related Corporation or Affiliate or affect any right which the Company, any Related Corporation or Affiliate may have to terminate the employment of such Employee. Except as otherwise provided in the Plan or under Applicable Law, all rights of a Participant with respect to Options granted hereunder shall terminate upon the termination of employment of the Participant.

(f) Rights as a Stockholder. No Participant or other person shall have any rights as a stockholder unless and until certificates for shares of Common Stock are issued to him or credited to his account on the records of the Company or a designee.

(g) Notices. Every direction, revocation or notice authorized or required by the Plan shall be deemed delivered to the Company (i) on the date it is personally delivered to the Company at its principal executive offices or (ii) three business days after it is sent by registered or certified mail, postage prepaid, addressed to the Secretary at such offices, and shall be deemed delivered to an Eligible Employee (i) on the date it is personally delivered to him or (ii) three business days after it is sent by registered or certified mail, postage prepaid, addressed to him at the last address shown for him on the records of the Company or of any Related Corporation or Affiliate.

(h) Governing Law; Venue. All questions pertaining to the validity, construction and administration of the Plan and Options granted hereunder shall be determined in conformity with the laws of the State of Delaware, without regard to the principles of conflicts of laws, to the extent not inconsistent with Code Section 423 or other applicable federal laws of the United States. Any legal action related to the Plan, the Options granted under the Plan or any agreement or other instrument relating to the Plan shall be brought only in a United States federal or state court located in State of Florida, County of Orange.

(i) Elimination of Fractional Shares. If under any provision of the Plan which requires a computation of the number of shares of Common Stock subject to an Option, the number so computed is not a whole number of shares of Common Stock, such number of shares of Common Stock shall be rounded down to the next whole number.

(j) Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(k) Gender and Number. Except where otherwise indicated by the context, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.

(l) Rules of Construction. Headings are given to the sections of the Plan solely as a convenience to facilitate reference.

(m) Successors and Assigns. The Plan shall be binding upon the Company, its successors and assigns, and Participants, their executors, administrators and permitted transferees and beneficiaries.

(n) Option Documentation. The grant of any Option under the Plan shall be evidenced by such documentation, if any, as may be determined by the Committee or its designee. Such documentation may state terms, conditions and restrictions applicable to the Option and may state such other terms, conditions and restrictions, including but not limited to terms, conditions and restrictions applicable to shares of Common Stock or other benefits subject to an Option, as may be established by the Committee.

(o) Uncertificated Shares. Notwithstanding anything in the Plan to the contrary, to the extent the Plan provides for the issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may, in the Company’s discretion, be effected on a non-certificated basis, to the extent not prohibited by the Company’s certificate of incorporation or bylaws or by Applicable Law.

(p) Compliance with Recoupment, Ownership and Other Policies or Agreements. Notwithstanding anything in the Plan to the contrary and subject to the provisions of Code Section 423, the Committee may, at any time (during or following termination of employment or service for any reason), determine that a Participant’s rights, payments and/or benefits with respect to an Option (including but not limited to any shares issued or issuable with respect to an Option) shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any other conditions applicable to an Option. Such events may include, but shall not be limited to, termination of employment for cause, violation of policies of the Company or a Related Corporation or Affiliate, breach of non-solicitation, non-competition, confidentiality, non-disparagement or other covenants, other conduct by the Participant that is determined by the Committee to be detrimental to the business or reputation of the Company, any Related Corporation or Affiliate, and/or other circumstances where such reduction, cancellation, forfeiture or recoupment is required by Applicable Law. In addition, without limiting the effect of the foregoing, as a condition to the grant of an Option or receipt or retention of shares of Common Stock, cash or any other benefit under the Plan, (i) the Committee may, at any time, require that a Participant comply with any compensation recovery (or “clawback”), stock ownership, stock retention or other policies or guidelines adopted by the Company, a Related Corporation or Affiliate, each as in effect from time to time and to the extent applicable to the Participant, and (ii) each Participant shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply under Applicable Law.

(q) Plan Controls. Unless the Committee determines otherwise, in the event of a conflict between any term or provision contained in the Plan and an express term contained in any documentation related to the Plan, the applicable terms and provisions of the Plan will govern and prevail.

(r) Administrative Costs. The Company or a Related Corporation or Affiliate will pay the expenses incurred in the administration of the Plan other than any fees or transfer, excise or similar taxes imposed on the transaction pursuant to which any shares of Common Stock are purchased. The Participant will pay any transaction fees, commissions or similar costs on any sale of shares of Common Stock and may also be charged the reasonable costs associated with issuing a stock certificate or similar matters.

(s) Notice of Disqualifying Disposition. Each Participant who participates in a Section 423 Offering and is subject to taxation in the United States shall give the Company prompt written notice of any disposition or other transfer of shares of Common Stock acquired pursuant to the exercise of an Option granted under the Plan, if such disposition or transfer is made within two years after the Grant Date or within one year after the Exercise Date.

17.	Code Section 409A; Tax Qualification.

Options to purchase shares of Common Stock granted under a Section 423 Offering are exempt from the application of Code Section 409A and Code Section 457A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an Option granted under the Plan may be subject to Code Section 409A or Code Section 457A or that any provision in the Plan would cause an Option under the Plan to be subject to Code Section 409A or Code Section 457A, the Committee may amend the terms of the Plan and/or of an outstanding Option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding Option or future Option that may be granted under the Plan from or to allow any such Options to comply with Code Section 409A or Code Section 457A, but only to the extent any such amendments or action by the Committee would not violate Code Section 409A or Code Section 457A. Notwithstanding the foregoing, the Company shall not have any obligation to indemnify or otherwise protect the Participant from any obligation to pay any taxes, interest or penalties pursuant to Code Section 409A or Code Section 457A. The Company makes no representation that the Option to purchase shares of Common Stock under the Plan is compliant with Code Section 409A or Code Section 457A.